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                                                                   Exhibit (23)B




              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Presidential Holding Corporation
Sarastoa, Florida:


We have issued our report dated October 26, 1993 accompanying the consolidated financial statements of Presidential Holding Corporation and Subsidiaries as of September 30, 1993 and 1992 and for each of the years in the three-year period ended September 30, 1993 contained in the Prospectus/Proxy Statement. We consent to the use of the aforementioned report in the Prospectus/Proxy Statement, and to the use of our name as it appears under the caption "Experts".



/s/ Hacker, Johnson, Cohen & Greib
- ----------------------------------
Hacker, Johnson, Cohen & Greib
Tampa, Florida
September 1, 1994